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                                                                    EXHIBIT 11.1

                                INFORMIX CORPORATION

                      COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER-SHARE DATA)

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
                                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1996      1995(1)    1994(1)(2)
                                                                               ----------  ----------  ----------
Net income used for net income (loss) per-share calculation..................  $  (73,565) $   38,600  $   48,293
Net Income Per Common Share:
  Weighted average outstanding shares........................................     149,310     145,062     137,742
  Net effect of outstanding options..........................................      --           5,565       5,040
  Weighted average common and common equivalent shares outstanding...........     149,310     150,627     142,782
Net income (loss) per-share..................................................  $     (.49) $      .26  $      .34
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    Fully diluted computation not presented since such amounts differ by less than 3 percent of the net income (loss) per share amounts shown above.

Notes:

(1) Amounts presented have been restated to reflect the Company's business combination with Illustra Information Technologies, Inc. as a pooling-of-interests.

(2) Share and per-share information has been restated to reflect a two-for-one stock split (effected in the form of a stock dividend) which was effective June 26, 1995.